================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                    ADVANCED TECHNOLOGY LABORATORIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

               [LOGO OF ADVANCED TECHNOLOGY LABORATORIES, INC.]

                    ADVANCED TECHNOLOGY LABORATORIES,INC.
                         22100 Bothell Everett Highway
                                 P.O. Box 3003
                             Bothell, WA 98041-3003

March 31, 1997

Dear Shareholder:

  You are cordially invited to attend the 1997 Annual General Meeting of Shareholders of Advanced Technology Laboratories, Inc. at 9:00 a.m. on Wednesday, May 7, 1997 at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101.

  At the Annual General Meeting the Shareholders will be asked to elect directors to the Board of Directors, to consider and vote upon an employee stock purchase plan, and to ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for 1997.

  The Notice of Meeting and Proxy Statement on the following pages describe in detail the matters to be presented at the meeting.

  Whether or not you plan to attend the meeting, we hope you will have your stock represented by signing, dating and returning your proxy in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy. You may, of course, attend the Annual General Meeting and vote in person even if you have previously returned your proxy card.

                                          Sincerely,

                                          /s/ Dennis C. Fill
                                          Dennis C. Fill
                                          Chairman and
                                          Chief Executive Officer


                                   IMPORTANT

   A Proxy Statement and proxy card are enclosed. All shareholders are urged to complete and mail the proxy card promptly in the enclosed postage-paid envelope. Any shareholder attending the meeting may personally vote on all matters which are considered, in which event the signed proxy is not used.

                   IT IS IMPORTANT THAT YOUR STOCK BE VOTED.

               [LOGO OF ADVANCED TECHNOLOGY LABORATORIES, INC.]

               NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                  MAY 7, 1997

To the Shareholders:

  The Annual General Meeting of Shareholders of Advanced Technology Laboratories, Inc. will be held at 9:00 a.m. on Wednesday, May 7, 1997 at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101, for the following purposes:

  1. To elect eight Directors to hold office until the next Annual General Meeting of Shareholders and until their respective successors are elected and qualified;

  2. To consider and vote upon a proposal to approve the ATL Employee Stock Purchase Plan and to reserve 300,000 shares of ATL Common Stock for purchase under the plan;

  3. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1997; and

  4. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed March 14, 1997 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual General Meeting or any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting.

  ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO ENSURE YOUR REPRESENTATION. SHAREHOLDERS ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY CARD.

                                          By Order of the Board of Directors

                                          /s/ W. Briton Yorks, Jr.
                                          W. Brinton Yorks, Jr.
                                          Secretary
Bothell, Washington
March 31, 1997

                                PROXY STATEMENT

                    ADVANCED TECHNOLOGY LABORATORIES, INC.

                    ANNUAL GENERAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 7, 1997

GENERAL

  The enclosed proxy is solicited by the Board of Directors of Advanced Technology Laboratories, Inc. ("ATL" or the "Company"), for use at the Annual General Meeting of Shareholders (the "Annual Meeting") to be held at 9:00 a.m. on Wednesday, May 7, 1997 at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101 and at any adjournment thereof.

  The address of the principal executive offices of ATL is 22100 Bothell Everett Highway, P.O. Box 3003, Bothell, WA 98041-3003.

  This Proxy Statement and the accompanying proxy are being mailed to the shareholders of ATL on or about March 31, 1997.

OUTSTANDING SECURITIES AND VOTING RIGHTS

  Only holders of record of ATL's common stock (the "Common Stock") at the close of business on March 14, 1997 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding 14,186,893 shares of Common Stock. Each share of Common Stock is entitled to one vote at the Annual Meeting. The presence in person or by proxy of the holders of record of one-third of the outstanding shares of Common Stock issued and outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the meeting. Shareholders of record are entitled to vote either by personal attendance at the meeting or by delivery of the enclosed proxy card. Abstentions and broker non-votes will be considered represented at the meeting for the purpose of determining a quorum.

  Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the meeting: (i) the eight nominees for election to the Board of Directors who receive the largest number of votes cast for the election of Directors by the shares entitled to vote shall be elected Directors, and (ii) each of the other matters listed in the accompanying Notice of Annual General Meeting of Shareholders must be approved by the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting. In the election of Directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting will have the practical effect of voting against any of the other matters since it is one less vote for approval. Broker nonvotes on one or more matters will have no impact on such matters since they are not considered "shares present" for voting purposes.

PROXY VOTING

  Shares for which proxies are properly executed and returned will be voted at the meeting in accordance with the directions noted thereon, and in the absence of directions to the contrary, such shares will be voted: "FOR" the election of the nominees for the Board of Directors named in the following pages, "FOR" the approval of the Employee Stock Purchase Plan, and "FOR" the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for 1997. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incident to the conduct of the Annual Meeting.

REVOCATION

  Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and electing to vote in person.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  In accordance with the Bylaws of the Company, the Board of Directors has fixed the number of directors constituting the Board at eight, each to hold office for a term of one year and until his successor shall have been elected and qualified. Kirby L. Cramer, Harvey Feigenbaum, Dennis C. Fill, Eugene A. Larson, Ernest Mario, John R. Miller, Phillip M. Nudelman, and Harry Woolf have been nominated for election to the Board of Directors for 1997. It is intended that votes will be cast pursuant to the accompanying proxy for the election of these nominees, each of whom is at present a Director of the Company, unless contrary instructions are received. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe that the nominees named will be unable to serve if elected.

  Biographical information regarding each of the nominees for the Board of Directors is set forth below:

  KIRBY L. CRAMER. Mr. Cramer (age 60) has served as a Director since February 26, 1993. Mr. Cramer serves as Chairman of the Compensation Committee and is a member of the Audit Committee. Mr. Cramer is the Chairman Emeritus of Hazleton Laboratories Corporation, a contract biological and chemical research laboratory, which was acquired by Corning Incorporated in 1987. He is Chairman of the Board of Northwestern Trust Company and also President of Keystone Capital Company, an investment company. Mr. Cramer received his Bachelor of Arts degree from Northwestern University and Master of Business Administration degree from the University of Washington and is a graduate of the Harvard Business School's Advanced Management Program. In 1988, he received an honorary Doctor of Laws degree from James Madison University. Mr. Cramer is a member of the University of Washington Foundation and is Chairman of the Advisory Board of the University of Washington School of Business Administration. He is the past President and Trustee Emeritus of the Darden School Foundation of the University of Virginia. Mr. Cramer is a member of the boards of directors of Northwestern Trust Company, Immunex Corporation, Unilab Corporation, The Commerce Bank of Washington, N.A., Landec Corporation, Pharmaceutical Product Development, Inc. and Intellicoat Corporation.

  HARVEY FEIGENBAUM, M.D. Dr. Feigenbaum (age 63) has served as a Director since January 2, 1987. He is Chairman of the Audit Committee and is a member of ATL's Scientific Advisory Board. Dr. Feigenbaum has been a Distinguished Professor of Medicine at the Indiana University Medical Center since 1980 and joined its faculty in 1962. He was elected to Phi Beta Kappa and received a Bachelor's degree summa cum laude from Indiana University in 1955, an M.D. from the Indiana School of Medicine in 1958, and his Cardiovascular Subspecialty, American Board of Internal Medicine in 1969. Dr. Feigenbaum is a fellow of the American College of Physicians, the American College of Cardiology, the Council on Clinical Cardiology of the American Heart Association and the American Institute of Ultrasound in Medicine, as well as a member of the Editorial Boards of the American Heart Journal, the American Journal of Cardiology and the journal Circulation. He is the editor of the Journal of the American Society of Echocardiography. Dr. Feigenbaum is a director of Regentrief Foundation for Delivery of Healthcare and SpaceLabs Medical, Inc.

  DENNIS C. FILL. Mr. Fill (age 67) has served as a Director, Chairman of the Board and Chief Executive Officer of ATL and as a member of the Executive Committee of ATL since November 11, 1986. From 1978 through December 1986, he served as a member of the board of directors of Squibb Corporation (the former parent of ATL) and as its President and Chief Operating Officer. Mr. Fill was also a member of the executive committee and the finance committee of the Squibb Corporation board of directors. Mr. Fill attended Ealing

College, the Institute of Export and Borough Polytechnic. He also served in the Royal Air Force. Mr. Fill is a member of the boards of directors of Beckman Instruments, Inc., Morton International, Inc. and SpaceLabs Medical, Inc.

  EUGENE A. LARSON. Mr. Larson (age 54) has served as a Director and a member of ATL's Scientific Advisory Board since December 22, 1992, and as a member of the Executive Committee since May 5, 1993. Mr. Larson previously served as a Director and President of ATL from June 1988 to January 1990. He has served as a consultant to ATL since January 1993. From January 1991 to December 1992, he served as Executive Vice President of ATL. Mr. Larson also served as a consultant to Westmark and ATL in 1987 and 1990, and as ATL's Vice President, Technology from February 1988 to June 1988. He was Professor of Entrepreneurship and Innovation, Department of Engineering, Pennsylvania State University in 1986 and 1987. Mr. Larson was founder and President of Echo Ultrasound, Inc., a manufacturer of medical ultrasound devices, which was acquired by Johnson & Johnson in 1982. Previously he was founder and President of Aerotech Laboratories, a manufacturer of industrial ultrasound electronics, which was acquired by Smith Kline & French in 1970. He has served as a director of Geisinger Medical Center and president and director of Lewistown Hospital. In 1988, he was awarded the Pioneer in Ultrasound Award by the American Institute of Ultrasound in Medicine. Mr. Larson is a trustee of Grove City College.

  ERNEST MARIO, PH.D. Dr. Mario (age 58) has been a Director of ATL since December 4, 1996. He is Co-chairman and Chief Executive Officer of ALZA Corporation. Dr. Mario joined ALZA in 1993. Prior to joining ALZA, Dr. Mario served as CEO of Glaxo Holdings p.l.c. in London, England from 1989 and in 1992 was named to the additional position of deputy chairman. Dr. Mario earned a bachelor of science degree in pharmacy at Rutgers University and master's and doctorate degrees in physical sciences at the University of Rhode Island. He is a licensed pharmacist in the states of New York and Rhode Island. Dr. Mario is an adjunct professor of pharmacy at the University of Rhode Island and holds honorary doctorate degrees from both the University of Rhode Island and Rutgers. Dr. Mario is active in numerous education and health care organizations, including service on the board of Stanford Health Services at Stanford University, Chairman of the American Foundation for Pharmaceutical Education and as a trustee of Duke and Rockefeller Universities. He also serves on the boards of directors of Catalytica, Inc., Cor Therapeutics Inc., and Pharmaceutical Product Development, Inc..

  JOHN R. MILLER. Dr. Miller (age 58) has served as a Director of ATL since July 16, 1993 and is a member of the Compensation Committee. He is currently a senior advisor to Chanen, Painter & Company, Ltd., an investment bank with offices in Seattle. Mr. Miller is also a board member of the Discovery Institute and Chairman of Discovery's Cascadia Project in Seattle. From 1985 to 1992, Mr. Miller served as a U.S. Congressman for the First District of Washington State. While a Member of Congress, he served on the Budget Committee and the Foreign Affairs Committee, including the Subcommittee on International Economic Policy and Trade and the Subcommittee on International Operations. Mr. Miller was a member of Phi Beta Kappa and received his Bachelor of Arts degree from Bucknell University and a Doctor of Laws degree and Master of Economics degree from Yale University Law and Graduate Schools, respectively. He is a member of the board of directors of Sino Seattle Snack Foods and Coach Master International.

  PHILLIP M. NUDELMAN, PH.D. Dr. Nudelman (age 61) has served as a Director of ATL since October 28, 1994 and is a member of the Audit Committee. He has served as Chief Executive Officer and President of Group Health Cooperative of Puget Sound since February 1991. Dr. Nudelman joined Group Health in 1973 as Director of Professional Services and has held positions of increasing responsibility since then. He received his Bachelor of Science degree in microbiology, zoology and pharmacy from the University of Washington, and holds Master of Business Administration and Doctor of Philosophy degrees in Health Systems Management from Pacific Western University. Dr. Nudelman is a member of the American Hospital Association House of Delegates, and chaired the Governing Council for Health Care Systems. Dr. Nudelman is a member of the boards of directors of Cell Therapeutics, Inc. and SpaceLabs Medical, Inc. He also serves on the boards of directors of American Healthcare Systems, Inc., the Association of Washington Business, and the Foundation for Health Care Quality.

  HARRY WOOLF, PH.D. Dr. Woolf (age 73) has served as a Director and a member of the Compensation Committee of ATL since January 2, 1987. He has also served as Chairman of ATL's Scientific Advisory Board since May 1, 1987. In 1987, Dr. Woolf completed an 11-year appointment as the director of The Institute for Advanced Study, Princeton, New Jersey, and is currently a Professor at the Institute. Dr. Woolf received his Bachelor of Science and Master of Arts degrees from the University of Chicago and his Doctor of Philosophy degree from Cornell University. He has also received honorary doctorates from Whitman College, American University, Johns Hopkins University and St. Lawrence University. Dr. Woolf has been honored by election to the Academie Internationale d'Histoire des Sciences, American Philosophical Society, Sigma Xi, Phi Beta Kappa and American Academy of Arts and Sciences. He was a trustee of the Rockefeller Foundation (1984-1994) and is a Trustee of Reed College. Dr. Woolf was a member of the board of directors of Alex. Brown Mutual Funds until December 31, 1996, and is a member of the boards of directors of SpaceLabs Medical, Inc. and Research America. He is also a director of the Johns Hopkins Program for International Education on Gynecology and Obstetrics and Family Health International.

  During 1996, there were four meetings of the ATL Board. All incumbent directors serving for the full year of 1996 were in attendance at over 75% of such meetings.

DIRECTOR COMPENSATION

  Directors who are employees of ATL do not receive any fee for their services as Directors. Directors who are not employees of ATL are paid an annual retainer of $25,000 and receive an additional fee of $500 for attendance at each meeting of the ATL Board plus $500 for attendance at each meeting of a committee of the ATL Board. A nonemployee Director serving as a committee chairman receives an additional $1,000 per annum.

  As approved by the shareholders on May 5, 1993 and amended by shareholders on May 10, 1995, all Directors who are not employees of ATL are also eligible for a grant of stock options under the Amended Nonemployee Director Stock Option ("NED") Plan . Each nonemployee Director automatically receives on the first day of July each year an option to purchase 5,000 shares of ATL Common Stock, at an exercise price equal to the fair market value on the date of grant. In 1996, Messrs. Cramer, Feigenbaum, Miller, Nudelman and Woolf were recipients of grants under the NED Plan. Dr. Feigenbaum has made arrangements for any proceeds realized from his ATL stock options to be donated to charity. All nonemployee Directors currently proposed to serve as Directors are eligible for grants in 1997.

  In 1996, Dr. Harvey Feigenbaum received $45,000 as a member of the Scientific Advisory Board.

  In 1996, Mr. Larson received $206,246 for consulting services to the Company, a $100,000 one-time bonus for his assistance in the execution of projects of strategic importance to the Company, and $40,000 for his services as a member of the Scientific Advisory Board. In 1996, Mr. Larson also received an option to acquire 10,000 shares of ATL Common Stock under the 1992 Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan (the "1992 Stock and Stock Option Plan").

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In 1996, Dr. Harry Woolf received $50,000 in his capacity as Chairman of the Scientific Advisory Board. Dr. Woolf is a member of the Compensation Committee of the Board.

COMMITTEES OF THE ATL BOARD

  ATL has established standing committees of the ATL Board, including Audit, Compensation and Executive Committees. In addition, Directors serving on the Scientific Advisory Board participate in and direct the setting of ATL's technology strategy. The Board of Directors does not have a standing nominating committee. Each of the committees, while invested with the authority of the full Board, is responsible to the ATL Board, and its activities are therefore subject to approval of the ATL Board. The functions performed by these committees can be summarized as follows:

  AUDIT COMMITTEE. The Audit Committee reviews the accounting principles, internal accounting controls, audit plan and financial results of ATL in order to safeguard ATL's assets and to provide for the reliability of its financial records. The members of the Audit Committee are Dr. Feigenbaum (Chairman), Mr. Cramer and Dr. Nudelman. The Audit Committee met four times during 1996. All members were in attendance at all meetings.

  COMPENSATION COMMITTEE. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other executives of ATL and its subsidiaries. This Committee also administers ATL's various incentive compensation and benefit plans and establishes policies relating to these plans. The members of the Compensation Committee are Mr. Cramer (Chairman), Mr. Miller and Dr. Woolf. The Compensation Committee met four times during 1996. All members were in attendance at all meetings.

  EXECUTIVE COMMITTEE. The Executive Committee has authority, subject to limitations prescribed by the ATL Board, to exercise, during the intervals between meetings of the ATL Board, the powers of the full ATL Board, and is also available, on a standby basis, for use in an emergency or when scheduling makes it impractical to bring the full ATL Board together for a meeting. The members of this Committee are Mr. Fill, Dr. Feigenbaum, Mr. Cramer and Mr. Larson. This Committee did not meet during 1996.

  SCIENTIFIC ADVISORY BOARD. The Scientific Advisory Board meets with a group of senior scientists of ATL known as the Senior Technical Staff ("STS") and has the authority to control and direct ATL's technology strategy. Regular meetings of the STS are held weekly, and members of the Scientific Advisory Board attend these meetings as circumstances dictate. The members of the Scientific Advisory Board are Dr. Woolf (Chairman), Dr. Feigenbaum and Mr. Larson.

SECTION 16 REPORTING

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires ATL's officers and directors and persons who own more than 10% of a registered class of ATL's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commissions (the "SEC"). Officers, directors and shareholders with holdings greater than 10% of the Company's stock are required by SEC regulations to furnish ATL with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no forms were required for those persons, ATL believes that during calendar year 1996 all filing requirements applicable to its officers, directors and greater than 10% shareholders were in compliance, except for the following: Eugene A. Larson, a Director of the Company, corrected his year-end Form 5 to change the number of ATL shares gifted to each of his three children from 250 to 1,250 shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth information as of March 1, 1997 known by the Company with respect to each shareholder to be the beneficial owner of more than five percent of any class of voting securities of the Company, each Director and certain Named Executive Officers as described in the Summary Compensation Table, and all Directors and executive officers of the Company as a group. Each of the named persons and members of the group has sole voting and investment power with respect to the shares shown, except as stated below. As of March 14, 1997 there were 14,186,893 shares of Common Stock issued and outstanding.

                        BENEFICIAL OWNERSHIP OF SHARES

                                                        AMOUNT AND
                                                        NATURE OF        PERCENT
                    NAME AND ADDRESS OF                 BENEFICIAL         OF
                      BENEFICIAL OWNER                 OWNERSHIP(1)       CLASS
                    -------------------                ------------      -------
      5% OWNERS
      ---------
      Chancellor LGT Asset Management, Inc. ..........  1,105,200(2)       7.8%
      Fifty California Street, 27th Floor
      San Francisco, CA 94111
      ICM Asset Management, Inc. .....................  1,055,868(3)       7.5%
      601 W. Main Avenue, Suite 917
      Spokane, WA 99201
      The State of Wisconsin..........................    833,700(4)       5.9%
      Investment Board
      P.O. Box 7842
      Madison, WI 53707
      Wellington Management Company...................    731,950(5)       5.2%
      75 State Street
      Boston, MA 02109
      DIRECTORS AND EXECUTIVE OFFICERS
      --------------------------------
      Dennis C. Fill..................................    390,349(7)       2.8%
      Eugene A. Larson................................     63,150            *
      Harvey N. Gillis................................     55,327(7)         *
      Castor F. Diaz..................................     55,188(7)         *
      Jacques Souquet.................................     47,634(7)         *
      Donald D. Blem..................................     14,299(7)         *
      Kirby L. Cramer.................................     19,000            *
      Harry Woolf.....................................     13,000            *
      Harvey Feigenbaum...............................      7,463(8)         *
      John R. Miller..................................      7,300            *
      Phillip M. Nudelman.............................      5,100            *
      Ernest Mario....................................          0
      All Directors and Executive Officers as a Group
       (12 Persons)...................................    677,810(1)(7)    4.8%

--------
 * Under one percent.

(1) Includes Director and executive officer stock options exercisable within 60 days of March 1, 1997.

(2) A wholly owned subsidiary of LGT Asset Management, Inc., along with its wholly owned subsidiary Chancellor LGT Trust Company Sole power to vote and sole power to dispose of 1,105,200 shares, based upon publicly available information reported as of December 31, 1996.

(3) Sole power to vote 752,978 shares and sole power to dispose of 1,055,868 shares, based upon publicly available information reported as of December 31, 1996.

(4) Sole power to vote and sole power to dispose of 833,700 shares, based upon publicly available information reported as of December 31, 1996.

(5) Shared power to vote 48,650 and shared power to dispose of 731,950 shares, based upon publicly available information reported as of December 31, 1996.

(6) Sole power to vote and sole power to dispose of 659,100 shares, based upon publicly available information reported as of December 31, 1995.

(7) Includes shares held by the Trustee of ATL's Incentive Savings and Stock Ownership Plan (the "ISSOP/401(k)") for each such executive officer and/or Director who is a participant in the ISSOP/401(k). Does not include shares purchased by the Trustee of the ISSOP/401(k) after December 31, 1996, which shares have not yet been allocated by such trustee to the accounts of participants in the ISSOP/401(k).

(8) Includes 163 shares owned by Dr. Feigenbaum's wife. Dr. Feigenbaum disclaims beneficial ownership as to all such shares.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information concerning compensation for the fiscal years 1996, 1995 and 1994 for services in all capacities to the Company and its subsidiaries by persons who at December 31, 1996 were the Chief Executive Officer and four most highly compensated executive officers of the Company, other than the Chief Executive Officer (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                          ANNUAL COMPENSATION            COMPENSATION AWARDS
                         --------------------- ---------------------------------------
                                                            NUMBER OF
                                                RESTRICTED  SECURITIES       ALL
                                                  STOCK     UNDERLYING      OTHER
   NAME AND PRINCIPAL         SALARY  BONUS(1) AWARDS(2)(3)  OPTIONS   COMPENSATION(4)
        POSITION         YEAR   ($)     ($)        ($)         (#)           ($)
   ------------------    ---- ------- -------- ------------ ---------- ---------------
Dennis C. Fill.......... 1996 547,019 500,000    320,000      50,000       13,965
Chairman and Chief       1995 481,730 500,000          0           0        9,240
Executive Officer        1994 428,746 112,000    815,130           0        8,925

Harvey N. Gillis........ 1996 247,308 150,000    331,313       7,000        5,993
Sr. Vice President and
 Chief                   1995 233,800 145,000          0           0        9,000
Financial Officer        1994 215,096  36,000     18,880      20,000        4,245

Castor F. Diaz.......... 1996 250,000 140,000    331,313       7,000        6,430
Sr. Vice President,      1995 251,014 100,000     78,075      40,000       52,425(5)
Worldwide Sales and      1994 187,771  25,000     12,800       8,000       77,476(6)
Marketing

Donald D. Blem.......... 1996 207,115 140,000    331,313       7,000        4,733
Sr. Vice President,      1995 192,000 130,000          0      21,000        6,030
Operations               1994 175,739  25,000          0       7,000            0

Jacques Souquet......... 1996 207,115 140,000    395,313      13,000        5,031
Sr. Vice President,
 Product                 1995 185,846 130,000          0      17,000        9,240
Generation               1994 165,577  25,000          0       9,000        7,500

--------
(1) Includes bonus awards earned during the fiscal year under the Company's Management Incentive Compensation Plan (the "MIC Plan"). See "Compensation Committee Report on Executive Compensation."

(2) Restricted stock awards generally have a vesting period of four years with 25% of the award amount vesting each year on the anniversary date of the award. The rights of a restricted shareholder include the right to receive any dividends or other distributions made or paid with respect to such shares. The amounts reported in this table represent the market value of the shares at the date of grant based upon the fair market value of the Common Stock reported on the Nasdaq National Market on such date. At December 31, 1996 Messrs. Fill, Gillis, Diaz, Blem and Souquet held 63,750, 11,750, 14,250, 10,500 and 12,500 shares of restricted stock, respectively, having a market value of $1,967,644, $362,664, $439,826, $324,083 and $385,813 respectively, based upon the fair market value of the Common Stock reported on the Nasdaq National Market on December 31, 1996.

(3) Includes awards of restricted stock on February 18, 1994, which represent 20% of the cash value of an award under the MIC Plan for the fiscal year 1993. Under these MIC Plan awards, Messrs. Fill, Gillis, Diaz, Blem and Souquet received 3,680, 1,180, 800, 860 and 620 shares, respectively, having a market value of $58,880, $18,880, $12,800, 13,760 and 9,920 respectively. The restricted shares granted had a two-year vesting period with 50% of the award amount vesting each year on the anniversary date of the award.

(4) Includes both group term life and employer-matching contributions made to the ISSOP/401(k) Plan.

(5) Includes $18,084 in expatriate benefits, $7,755 and $17,326 in automobile and housing allowance, respectively. In 1995 Mr. Diaz returned from overseas assignment in Germany.

(6) Includes $32,563 in expatriate benefits and $22,323 in housing allowance.

OPTION/SAR GRANTS

  The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1996 to the Named Executive Officers. No SARs were granted in 1996.

                       OPTION/SAR GRANTS IN FISCAL 1996



                                                                                   POTENTIAL REALIZABLE VALUE
                                INDIVIDUAL GRANTS                                    AT ASSUMED ANNUAL RATES
----------------------------------------------------------------------------------       OF STOCK PRICE
                                              PERCENT OF TOTAL                          APPRECIATION FOR
                         NUMBER OF SECURITIES OPTIONS GRANTED                           OPTION TERM(2)(3)
                              UNDERLYING      TO EMPLOYEES IN  EXERCISE            ---------------------------
                           OPTIONS GRANTED      FISCAL YEAR     PRICE   EXPIRATION      5%           10%
NAME                            (#)(1)             (%)(1)       ($/SH)     DATE        ($)           ($)
----                     -------------------- ---------------- -------- ---------- ---------------------------
Dennis C. Fill..........        20,000              3.8         32.00     5/8/06        402,493      1,019,995
                                30,000              5.6         31.75    7/25/06        599,022      1,518,040
Harvey N. Gillis........         7,000              1.3         32.00     5/8/06        140,872        356,998
Castor F. Diaz..........         7,000              1.3         32.00     5/8/06        140,872        356,998
Donald D. Blem..........         7,000              1.3         32.00     5/8/06        140,872        356,998
Jacques Souquet.........        13,000              2.5         32.00     5/8/06        261,620        662.997

--------
(1) Options granted under the 1992 Stock and Stock Option Plan are granted at the fair market value on the date of grant and generally vest over four years with 25% of each grant exercisable on the successive anniversary dates of grant. Certain changes in control of ATL including certain changes in Board membership, Common Stock ownership by a single entity, merger or liquidation, can trigger accelerated vesting of stock options and rights to related payments.

(2) The dollar amounts under these columns are the result of calculations at assumed rates of 5% and 10% and are not intended to forecast future appreciation. No value will be realized if the stock price does not exceed the exercise price of the options.

(3) The appreciation realized by all ATL shareholders on all 14,022,865 shares of ATL Common Stock outstanding on December 31, 1996, starting from a base value of $31.70 per share, which represents the average grant price for stock options granted under the 1992 Stock and Stock Option Plan during 1996, would be $279,606,113 and $708,572,564 at assumed annual rates of stock price appreciation of 5% and 10%, respectively.

OPTION EXERCISES AND YEAR-END VALUES

  The following table sets forth certain information as of December 31, 1996, regarding options held by the Named Executive Officers.

     AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND YEAR-END OPTION VALUES


                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY
                           SHARES                  OPTIONS AT FY-END(#)     OPTIONS AT FY-END($)(1)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
NAME                     EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ----------- ----------- ------------- ----------- -------------
Dennis C. Fill..........    5,000     $115,810     115,810      226,250     3,459,556     246,094
Harvey N. Gillis........   12,000      247,500      41,750       23,250       598,094     235,781
Castor F. Diaz..........    6,750       88,594      29,000       45,250       421,938     566,375
Donald D. Blem..........   27,750      456,631           0       29,250             0     327,094
Jacques Souquet.........    8,500       82,875      20,000       34,500       291,813     317,750

--------
(1) This amount is the aggregate number of the outstanding options multiplied by the difference between the fair market value of the ATL Common Stock as reported on the Nasdaq National Market on December 31, 1996, minus the exercise price of such options.

LONG-TERM INCENTIVE AWARDS

  The following table sets forth certain information regarding the Company's Long-Term Incentive Plan awards granted in fiscal year 1996 to the Named Executive Officers.

            LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR(1)



                                                     ESTIMATED FUTURE PAYOUTS
                                                               UNDER
                                       PERFORMANCE     NON-STOCK PRICE-BASED
                                         OR OTHER           PLANS(2)(3)
                    NUMBER OF SHARES,  PERIOD UNTIL ---------------------------
                          UNITS         MATURATION  THRESHOLD  TARGET  MAXIMUM
NAME                OR OTHER RIGHTS(#)  OR PAYOUT   ($ OR #)  ($ OR #) ($ OR #)
----                ------------------ ------------ --------- -------- --------
Dennis C. Fill.....                     1996-1998        0    $339,608 $478,642
Harvey N. Gillis...        --           1996-1998        0    $123,654 $173,116
Castor F. Diaz.....        --           1996-1998        0    $125,000 $175,000
Donald D. Blem.....        --           1996-1998        0    $103,558 $144,981
Jacques Souquet....        --           1996-1998        0    $103,558 $144,981

--------
(1) Similar awards granted in 1993 and 1994 had no value at maturity at the end of 1995 and 1996, respectively. The prospects for a similar award granted in 1995 remain unknown.

(2) No payouts will be made prior to the end of the maturation period on December 31, 1998.

(3) Awards, which are payable in cash, are determined as a percentage (0% to 70%; to 87.5% for the CEO) of a recipient's base salary. In 1996, the base salaries of Messrs. Fill, Gillis, Diaz, Blem and Souquet were $547,019, $247,308, $250,000, $207,115 and $207,115, respectively. See "Compensation
    Committee Report on Executive Compensation."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation Policies. The five executive officers who operate the Company on a day-to-day basis direct the Company's strategies and operations as a management Executive Committee, chaired by the Chief Executive Officer. The Compensation Committee has developed and directs a comprehensive program of compensation policies that aligns the compensation of the executive officers in accordance with goals and objectives that are consistent with ATL's business strategies. These business strategies are designed to enhance business financial performance and customer satisfaction and are thereby aligned with the overall corporate objective of enhancing shareholder value. ATL's compensation policies are designed to attract and retain key employees, including executive officers, in competition with other high-technology companies that endeavor to attract such employees.

  The Compensation Committee is advised by an outside compensation consultant on all aspects of compensation, including base salaries, bonus awards and incentives, including restricted stock, stock options and long-term incentive awards.

  Compensation Programs. The Compensation Committee and ATL's shareholders have adopted incentive programs that are directed by the Committee. Awards may be granted to executive officers in the form of stock options, stock appreciation rights ("SARs"), restricted stock, performance units, and cash bonuses under the 1992 Stock and Stock Option Plan and the Management Incentive Compensation Plan (the "MIC Plan"). Under the Long Term Incentive Plan, designated officers of ATL may earn incentive awards over a period of years which are premised on objective measures of company performance. All awards to executive officers under the above plans must be reviewed and approved by the Compensation Committee. In addition, all employees are eligible to participate in the Incentive Savings and Stock Ownership Plan following the initial year of employment with ATL.

  Compensation of Executive Officers. The total compensation program for executive officers in 1996, including the Chief Executive Officer, was balanced among base salary, an annual bonus, long term incentives, restricted stock and stock option grants vesting over multiple-year periods. The Compensation Committee considered the advice of an outside consultant in the area of executive compensation in determining each element of compensation and each individual's total incentive compensation.

  Salaries. The Compensation Committee utilizes an executive salary structure recommended to the Company by an outside compensation consulting firm and based upon several industry surveys. Salary ranges were based upon the 50th and 75th percentile data for comparable positions in high technology companies comparable to ATL. In 1996 the Compensation Committee adjusted the salaries of four of the five executive officers in line with this structure.

  Bonuses. Annual bonuses for all managers, including executive officers, may be awarded by the Compensation Committee from an award pool established under the MIC Plan. The size of the award pool is based on ATL's corporate performance measured by quantified factors of revenue and earnings, and by strategic factors aligned with ATL's business plan for the year. Individual bonus awards were made by the Compensation Committee in consideration of the executive officer's individual performance as measured by the corporate objectives set for the recipient, and the effectiveness of the recipient in achieving those objectives.

  Bonuses awarded to executive officers for 1996 were determined in accordance with the criteria of the MIC Plan award pool described above. In 1996 the size of the award pool was determined by the measure of achievement of ten Company priorities which the Board had established at the beginning of the year.

  Equity Awards. From time to time the Compensation Committee grants awards of restricted stock and stock options under the 1992 Option Plan. The objectives of these grants are to recognize, reward and retain individuals in key positions who have exhibited high performance and have high potential for advancement with ATL. In 1996 the Compensation Committee awarded restricted stock and stock options to over 400 employees of the Company, including the five executive officers and over 150 of the Company's scientists and engineers. Restricted stock awards were made to the four senior vice presidents of the management Executive Committee to establish a uniform level of incentive compensation for these individuals.

  In 1996 the Compensation Committee established an incentive program for the Company's senior vice presidents serving on the management Executive Committee. The program would create an award pool of restricted stock vesting one year following the close of a fiscal year, with the size of the pool based upon the achievement of pretax profits in excess of the Company's business plan for the year. Any award pool created is distributed evenly among the program participants. Vesting is contingent upon the continuous service of the participants with the Company. No awards were made for the first year of the program.

  There are at present no awards or contracts outstanding for SARs or performance unit awards under the 1992 Option Plan. In 1996, as in previous years, the only stock grants awarded by the Compensation Committee were in recognition of achievements by the Company's sales representatives and senior scientists.

  Long-Term Incentive Awards. The Compensation Committee set the terms of performance incentives for certain officers including the executive officers under the Long Term Incentive Plan in 1996. These incentives are to be earned over a three-year term as determined by predetermined objective criteria of corporate performance and will not mature until the end of 1998, at which time they may or may not have value. The long-term incentive for each recipient is premised on a fraction of the recipient's base salary and is limited to a maximum percentage of salary. Similar incentives from 1993 and 1994 had no value at maturity at the end of their respective three year award cycles.

  Compensation of the Chief Executive Officer. Mr. Fill received a restricted stock award for 10,000 shares of stock in 1996. He received no restricted stock award in 1995. Mr. Fill also received stock option grants in the amount of 50,000 shares, the first such award he has received since 1993. Mr. Fill's restricted stock and stock option awards vest over four years, or upon his retirement from the Company. In 1996 the Compensation Committee amended Mr. Fill's employment agreement to reflect his continued service with the Company beyond 1996. The amendment also deferred the vesting of restricted stock awarded under the original agreement until his retirement. In July, 1996 the Compensation Committee set Mr. Fill's salary at $575,000 in consideration of the continued improvement of the Company's profitability. Mr. Fill received a 1996 bonus of $500,000 in consideration of the Company's record level revenue and earnings performance for 1996, excluding one-time items, and the completion of the strategic alliance with SIUI in China.

Compensation Committee

Mr. Kirby L. Cramer, Chairman
Harry Woolf, Ph.D.
Mr. John R. Miller

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  The graph set forth below represents the five-year cumulative total return on shares of ATL Common Stock, the S&P 500 Stock Index, and a Peer Group Industry Index resulting from an initial assumed investment of $100 in each. The Peer Group Industry Index is a representative grouping of 97 companies from SIC Code 3845--Electromedical & Electrotherapeutic Apparatus* and includes the reinvestment of both cash and stock dividends. The graph has been prepared by an outside consulting firm to ATL. The ATL cumulative return is computed as required by the rules of the SEC to comprise the cumulative total return on Westmark common stock (including both SpaceLabs Medical, Inc. and ATL subsidiaries) prior to June 29, 1992, and to thereafter comprise the cumulative return of shares of ATL Common Stock with a dividend reinvestment of the 1992 distribution of SpaceLabs stock. By reason of this computation, the separate value of shares of ATL Common Stock on a stand-alone basis cannot be distinguished in the graph.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
  ADVANCED TECHNOLOGY LABORATORIES, INC., S&P 500 STOCK INDEX AND PEER GROUP
                                INDUSTRY INDEX*


                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           Advanced       Peer
(Fiscal Year Covered)        Technology     Group Ind     S&P 500 Index
-------------------          ----------     ---------     ------------
Measurement Pt-1991          $100           $100         $100
FYE   1992                   $65.38         $89.49       $107.64
FYE   1993                   $62.58         $77.62       $118.5
FYE   1994                   $69.12         $85.94       $120.06
FYE   1995                   $91.54         $151.09      $165.18
FYE   1996                   $115.82        $159.48      $203.11

--------
* A list of the component companies in this Industry Index will be provided, at no charge to shareholders, upon request.

 Retirement Plan

  The ATL Retirement Plan (the "Retirement Plan") was amended effective January 1, 1995, and provides that upon retirement a participant will receive a monthly benefit equal to 1.0% of participant's final average monthly earnings multiplied by the participant's years of credited service, with the Company. The executive officers participate in the same manner as other eligible employees in the Retirement Plan, which pays to vested employees the estimated maximum annual retirement benefits at age 65. A participant is vested upon the completion of five years of service. Benefits are also provided to a participant's surviving spouse in the event of the participant's death prior to retirement.

  The following tabulation shows the estimated annual benefits of an employee, assuming annual benefits to an employee for retirement on January 1, 1997 at age 65 after selected periods of service under the Retirement Plan, and including amounts to be paid pursuant to the ATL Supplemental Benefit Plan (the "Supplemental Plan"), if applicable.

                                    ANNUAL RETIREMENT BENEFIT FOR CREDITABLE
                                                     SERVICE
                                 -----------------------------------------------
                                   5               15      20      25      30
     AVERAGE ANNUAL EARNINGS     YEARS  10 YEARS  YEARS   YEARS   YEARS   YEARS
     -----------------------     -----  -------- ------- ------- ------- -------
$100,000........................  5,000  10,000   15,000  20,000  25,000  30,000
 200,000........................ 10,000  20,000   30,000  40,000  50,000  60,000
 300,000........................ 15,000  30,000   45,000  60,000  75,000  90,000
 400,000........................ 20,000  40,000   60,000  80,000 100,000 120,000
 500,000........................ 25,000  50,000   75,000 100,000 125,000 150,000
 600,000........................ 30,000  60,000   90,000 120,000 150,000 180,000
 700,000........................ 35,000  70,000  105,000 140,000 175,000 210,000
 800,000........................ 40,000  80,000  120,000 160,000 200,000 240,000

  Amounts shown in the above table will be reduced by the actuarial equivalent value of amounts distributed from the Discretionary Contribution Plan, which was terminated in 1989, but in no event will they be less than zero. Retirement benefits are not offset for Social Security benefits. The Employee Retirement Income Security Act of 1974, the Internal Revenue Code of 1986, as amended (the "Code") generally limit the amount of annual pension which may be paid from a federal income tax qualified plan to varying amounts (currently $125,000) and the annual earnings which may be taken into account for purposes of calculation of benefits under a federal income tax qualified plan (currently $160,000). The actual amounts paid under the Retirement Plan will be limited to comply with such legislation.

  As of December 31, 1996 the number of years of credited service under the Retirement Plan for Messrs. Fill, Gillis, Diaz, Souquet and Blem were approximately 10, 4, 9, 7 and 8, respectively. The 1996 earnings for purposes of calculation of benefits under this Retirement Plan for Messrs. Fill, Gillis, Diaz, Souquet and Blem are $834,519, $372,308, $350,000, $312,115 and
$312,115, respectively. Subject to the limitations imposed by the Code, as stated above, 1996 annual earnings in excess of $160,000 shall be disregarded.

  The Supplemental Plan is an unfunded plan, not qualified for Federal income tax purposes, which covers any employee whose benefit under the Retirement Plan is limited by certain provisions of the Code. Based on earnings as defined in the Retirement Plan, Messrs. Fill, Gillis, Diaz, Souquet and Blem would be eligible for benefits under the Supplemental Plan.

EMPLOYMENT AGREEMENTS

  Messrs. Fill and Gillis have each entered into a Change in Control Employment Agreement with ATL that provides for continued employment terms equivalent to those immediately prior to a Change of Control (as defined in the 1992 Stock and Stock Option Plan) for the three years following a Change of Control. A lump-sum payment equal to three years of salary and bonus is immediately triggered if, following a Change of Control, employment is terminated by (i) the employee for "good cause" or during the 30-day window period one year after the Change of Control or (ii) the employer "without cause." A Change of Control, with or without termination of employment, also triggers an acceleration of vesting of restricted stock and stock options and payment of the "spread" between the exercise price of options and the fair market value of the underlying ATL Common Stock. Mr. Fill's Change of Control Employment Agreement was amended in 1996 as described in the "Compensation Committee Report On Executive Compensation--Compensation of the Chief Executive Officer."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  See also "Director Compensation" and "Compensation Committee Interlocks And Insider Participation".

             PROPOSAL 2: ADOPTION OF EMPLOYEE STOCK PURCHASE PLAN

  The following is a summary of the ATL Employee Stock Purchase Plan ("ESPP") which is described in its entirety in Appendix A to this Proxy Statement.

  General. On October 25, 1996 the Board of Directors adopted the ESPP. The purpose of the ESPP is to enable employees of the Company to acquire a personal interest in the Company, and to encourage employees to remain in the employ of the Company and have a personal interest in the success of the Company. An aggregate of 300,000 shares will be reserved for purchase under the ESPP, subject to adjustment in the event of stock dividends, stock splits, combinations of shares, or other similar changes in capitalization of the Company.

  The ESPP will be administered based on semi-annual purchase periods commencing January 1 or July 1 (the "Purchase Period"). The first Purchase Period began on January 1, 1997 and will end on June 30, 1997. Any employee of the Company's U.S. subsidiaries ATL Ultrasound, Inc. and ATL International, Inc., who is regularly scheduled to work a minimum of 20 hours per week may be a participant in the ESPP ("Participant").

  Payroll Deductions. The maximum rate of deduction that a Participant may elect for any Purchase Period is 15% of the Participant's base salary plus any commissions earned. An amount equal to the elected percentage of the Participant's compensation shall be deducted on each regular pay day falling within the Purchase Period. All amounts will be deducted from a Participant's compensation on an after-tax basis. No interest will be paid on payroll deductions accumulated under this ESPP.

  At any time prior to the last three weeks of a Purchase Period, a Participant may elect to withdraw from the ESPP. If a Participant withdraws from the ESPP, all of the Participant's payroll deductions for that Purchase Period will be promptly returned to the Participant, and the Participant will not be eligible to participate in the ESPP again before the next Purchase Period. If a Participant withdraws effective for a Purchase Period that has not yet commenced, the Participant may elect to participate in any subsequent Purchase Period.

  Purchase of Common Stock. On the first business day following the end of a Purchase Period (the "Purchase Date") a Participant's accumulated payroll deductions will be applied toward the purchase of shares of Common Stock at a purchase price equal to the lesser of:

  (a) 85% of the fair market value for the Common Stock on the first day of the Purchase Period; or

  (b) 85% of the fair market value for the Common Stock on the Purchase Date,

  During any Purchase Period the maximum number of shares of Common Stock that may be purchased by a Participant may not exceed 1,000 shares. During any calendar year, the maximum value of the Common Stock that may be purchased by a Participant under this ESPP is $25,000.

  Amendment and Termination. The ESPP may be terminated, modified or amended by the shareholders of the Company. The Board of Directors of the Company may also terminate this ESPP, or modify or amend the ESPP in such respects as it shall deem advisable in order to conform to any change in any law or applicable regulations. Shareholder approval will be required for any amendment which will (a) increase the total number of shares which may be issued under the ESPP, (b) change the class of persons eligible to purchase Common Stock under the ESPP, (c) materially increase the benefits accruing to Participants under the ESPP, or (d) otherwise require shareholder approval under any applicable law or regulation.

  Federal Tax Consequences. The following summary of United States federal income tax consequences relating to the ESPP does not presume to be complete and does not address other taxes that may affect an individual such as state and local taxes, federal and state estate, or inheritance and gift taxes, and does not address the tax consequences to Participants who are not citizens or residents of the United States. Furthermore, the tax consequences described below are complex and subject to change, and a taxpayer's personal situation may be such that some variation of the described rules applies. Participants should consult with their own tax advisors before the acquisition or disposition of any shares under the ESPP.

  Under present law, there is no taxable income to the Participant when shares are purchased under the ESPP. Upon the disposition of shares out of the Participant's account, at least two years after the first day of the Purchase Period and one year from the Purchase Date, or upon the death of a Participant, the Participant will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of such disposition (or the Participant's death, as the case may be) over the actual amount paid for the shares, or (ii) 15% of the fair market value of the shares on the first day of the Purchase Period. Any further gain realized on a disposition is characterized as long-term capital gain. If the Participant has incurred a loss in connection with the disposition, then such participant will realize no ordinary income, and the loss will be a long-term capital loss.

  Upon a sale or other disposition of shares acquired pursuant to the ESPP before the expiration of the one- and two-year holding periods described above, the Participant will recognize ordinary income equal to the difference between the fair market value of the shares on the Purchase Date and the actual amount paid for the shares. The Participant will have capital gain or loss to the extent of the difference, if any, between the amount received upon disposition and the fair market value of the shares on such sale or the Purchase Date. Such capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months from the applicable Purchase Period. Capital gain is included in gross income and net long-term capital gain is currently taxed at a maximum rate of 28%. Other types of income are taxed at a current maximum rate of 39.6%. Capital losses are allowed in full against capital gains but may offset only $3,000 of ordinary income.

  The Company is not entitled to a deduction for amounts taxed as ordinary income on the disposition of shares acquired in the ESPP. If, however, a Participant realizes ordinary income by reason of a disposition before the expiration of the holding period described above, the Company may be entitled to a compensation deduction if certain other conditions are met. Additional restrictions on Company deductibility may apply in the case of ordinary income realized by the Named Executive Officers.

  The Named Executive Officers are eligible for participation in the ESPP. As of the date of this Proxy Statement, Messrs. Gillis and Souquet have enrolled in the ESPP. Because the first Purchase Period has not ended, the number or the value of the shares acquired by all employees or the Named Executive Officers cannot be determined at this time. On January 1, 1997, the beginning of the first Purchase Period, the closing price of ATL Common Stock as reported most recently on the Nasdaq Stock Market was $31.

  The Board of Directors has unanimously approved the ESPP and recommend a vote "FOR" approval of Proposal 2.

              PROPOSAL 3: RATIFICATION OF APPOINTMENT OF AUDITORS

  Unless instructed to the contrary, it is intended that votes be cast pursuant to the accompanying proxy for the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the year 1997. KPMG Peat Marwick has audited the accounts of the Company and Westmark and its major subsidiaries from 1987 through 1996, and since 1982 for the units of Squibb Corporation that now comprise ATL. Representatives of KPMG Peat Marwick are expected to attend the meeting and will have an opportunity to make a statement and/or to respond to appropriate questions from shareholders.

  In the event this ratification of the appointment of auditors is not made by a majority of the shares present in person or by proxy and entitled to vote thereon, the selection of other auditors will be considered and determined by the Board of Directors.

  The Board of Directors has unanimously approved the appointment of KPMG Peat Marwick as auditors for the Company and its major subsidiaries for 1997 and recommends a vote "FOR" approval of Proposal 3.

                           EXPENSES OF SOLICITATION

  The accompanying proxy is solicited by and on behalf of the Board whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by the Company. Georgeson & Co., New York, New York, will distribute proxy materials to beneficial owners and solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on the record date by such persons. The Company will pay Georgeson & Co. a fee of $6,000 covering its services and will reimburse Georgeson & Co. for payments made to brokers and other nominees for its expenses in forwarding soliciting material. Solicitation by personal interview and telephone by Directors, officers and other employees of ATL will be without special compensation.

                                 OTHER MATTERS

  The Company knows of no other matters which are likely to be brought before the meeting. If, however, other matters not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

                           PROPOSALS OF SHAREHOLDERS

  In order for proposals of shareholders to be considered for inclusion in the Proxy Statement and proxy for the 1997 Annual General Meeting of Shareholders, such proposals must be received by the Secretary of ATL by December 1, 1997.

                          ANNUAL REPORT AND FORM 10-K

  A copy of the Company's 1996 Annual Report is being mailed with this Proxy Statement to each shareholder of record. Shareholders not receiving a copy of the Annual Report may obtain one without charge by writing or calling ATL Corporate and Investor Relations, 22100 Bothell Everett Highway, P.O. Box 3003, Bothell, WA 98041-3003, (206) 487-7000.

  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission, will be provided without charge to each shareholder of record who submits a written request therefor addressed to ATL Corporate and Investor Relations, 22100 Bothell Everett Highway, P.O. Box 3003, Bothell, WA 98041-3003, (206) 487-7000.

                                          By order of the Board of Directors

                                          /s/ W. Brinton Yorks, Jr.
                                          W. Brinton Yorks, Jr.
                                          Secretary and General Counsel

                                                                     APPENDIX A

                    ADVANCED TECHNOLOGY LABORATORIES, INC.

                         EMPLOYEE STOCK PURCHASE PLAN

1. DEFINITIONS

  "Code" means the Internal Revenue Code of 1986, as amended or succeeded by later legislative enactments.

  "Committee" means the Committee provided for in Section 4, which shall administer this ESPP.

  "Common Stock" means common stock, par value $0.01 per share, of the Company.

  "Company" means Advanced Technology Laboratories, Inc., a Washington corporation.

  "Compensation" means a Participant's base salary plus any commissions paid.

  "ESPP" means this Advanced Technology Laboratories, Inc. Employee Stock Purchase Plan.

  "Fair Market Value" of the Common Stock as of any day means the closing price (rounded to the next highest cent in the case of fractions of a cent) of the Common Stock as reported on such day or, if such day is not a trading day of the Nasdaq Stock Market, the immediately preceding trading day as reported by the Nasdaq Stock Market. The Committee, in its sole discretion, shall make all determinations required by this definition.

  "Participant" means an employee of ATL Ultrasound, Inc., a wholly owned subsidiary of the Company, and its wholly owned subsidiary, ATL International, Inc., without reference to any other subsidiary or affiliate organization of either corporation, who is regularly scheduled to work a minimum of 20 hours per week.

  "Purchase Period" means a six month period commencing on January 1 or July
1.

2. PURPOSE

  The purpose of this ESPP is to enable Participants to acquire a larger personal proprietary interest in the Company, and to encourage Participants to remain in the employ of the Company and have a personal interest in the success of the Company. This ESPP is intended to constitute an "employee stock purchase plan" as defined in the Code, and shall be interpreted and administered to further that intent.

  This ESPP is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence the conduct of any Participant's affairs. A Participant, therefore, may sell Common Stock that is purchased under this ESPP at any time, subject to compliance with any applicable federal or state tax and securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES.

3. GOVERNMENTAL REGULATIONS

  The Company's obligation to sell and deliver shares of Common Stock under this ESPP is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares, including the Securities and Exchange Commission, the securities administrators of the states in which Participants reside, and the Internal Revenue Service.

4. ADMINISTRATION

  This ESPP shall be administered by the Compensation Committee of the Board of Directors of the Company. The Compensation Committee shall have plenary authority, in its discretion, to interpret the ESPP, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the ESPP. The Committee's determinations of the matters referred to in this
Section 4 shall be conclusive. It is the intention of the Company and the Committee that this ESPP and the administration hereof comply in all respects with Section 16(b) of the Securities Exchange Act of 1934 and Section 423(b) of the Code.

5. STOCK SUBJECT TO THE ESPP

  There are reserved for issuance under this ESPP 300,000 shares of Common Stock which may be purchased by Participants pursuant to this ESPP, subject to adjustment as provided in Section 15.

6. PURCHASE PERIODS

  This ESPP will be administered based on semi-annual Purchase Periods commencing January 1 or July 1. The first Purchase Period will begin on January 1, 1997 and end on June 30, 1997.

7. PAYROLL DEDUCTIONS.

  Any person who is properly enrolled as a Participant at the beginning of a Purchase Period may elect, in accordance with procedures prescribed by the Committee, to have the Company deduct a specified integer number percentage of the Participant's Compensation for the purchase of shares of Common Stock pursuant to the ESPP.

  The maximum rate of deduction that a Participant may elect for any Purchase Period is 15%. An amount equal to the elected percentage of the Participant's Compensation shall be deducted on each regular pay day falling within the Purchase Period. All amounts will be deducted from a Participant's Compensation on an after-tax basis. No interest will be paid on payroll deductions accumulated under this ESPP.

  A Participant who is enrolled in this ESPP at the end of a Purchase Period will, unless the Participant gives notice of his or her intent to withdraw from the ESPP, automatically be enrolled as a Participant in the subsequent Purchase Period.

8. PURCHASE OF COMMON STOCK

  On the first business day following the end of a Purchase Period (the "Purchase Date"), a Participant's accumulated payroll deductions will, subject to the limitations of Section 9 and the termination provisions of Section 14, be applied toward the purchase of shares of Common Stock at a purchase price equal to the lesser of:

    (a) 85% of the Fair Market Value for the Common Stock on the first day of the Purchase Period; or

    (b) 85% of the Fair Market Value for the Common Stock on the Purchase
  Date,

in either event rounded to the nearest whole cent.

  Shares of Common Stock may be purchased under the ESPP only with a Participant's accumulated payroll deductions. Fractional shares cannot be purchased. At the conclusion of each Purchase Period, the Company shall automatically re-enroll each Participant in the next Purchase Period, and any portion of a Participant's accumulated payroll deductions not used for the purchase of Common Stock at the end of a Purchase Period shall be applied to the purchase of Common Stock in the next Purchase Period if the Participant is participating in the ESPP during that Purchase Period, or returned to the Participant.

9. LIMITATIONS ON SHARE PURCHASES

  During any Purchase Period the maximum number of shares of Common Stock that may be purchased by a Participant may not exceed 1,000 shares. During any calendar year, the maximum value of the Common Stock that may be purchased by a Participant under this ESPP is $25,000, said value to be determined on the basis of the Fair Market Value of the Common Stock on the first day of the Purchase Period and in accordance with the requirements of Code Section 423(b)(8). The foregoing limitation is intended to and shall be interpreted in such a manner as will comply with Section 423(b)(8) of the Code. In addition, no Participant shall be permitted to subscribe for any shares under this ESPP if such Participant, immediately after such subscription, owns shares that account for (including all shares that may be purchased under outstanding subscriptions under the ESPP and any other outstanding options to purchase shares of Common Stock) five percent or more of the total combined voting power or value of all classes of shares of the Company or its subsidiaries. For the foregoing purposes the rules of Section 424(d) of the Code shall apply in determining share ownership.

10. WITHDRAWAL FROM THE ESPP

  At any time prior to the last three weeks of a Purchase Period, a Participant may elect, in accordance with procedures prescribed by the Committee, to withdraw from the ESPP. If a Participant withdraws from the ESPP, all of the Participant's payroll deductions for that Purchase Period will be promptly returned to the Participant, and the Participant will not be eligible to participate in the ESPP again before the next Purchase Period. If a Participant withdraws effective for a Purchase Period that has not yet commenced, the Participant may elect to participate in any subsequent Purchase Period. If a Participant's payroll deductions are interrupted by any legal process, the Participant will be deemed to have elected to withdraw from the ESPP for the Purchase Period in which the interruption occurs.

  A Participant's participation and payroll deductions continue during a leave of absence unless the Participant elects to stop his or her payroll deductions. Such participation will end automatically at the end of the current Purchase Period. A Participant may re-enroll to participate in subsequent Purchase Periods which commence following the employee's return from the leave of absence.

11. ISSUANCE OF COMMON STOCK TO CUSTODIAL ACCOUNTS

  The shares of Common Stock purchased by Participants will be issued electronically by the Company's transfer agent to a Participant's custodial account as soon as practicable after each Purchase Date. Common Stock purchased under the ESPP will be issued only in the name of the Participant (or, if his or her authorization so designates, in the name of the Participant and another person of legal age as joint tenants with rights of survivorship). The custodial account of Participants shall be maintained by a bank, broker-dealer or similar custodian that has agreed to hold such shares for the accounts of the respective Participants. Fees and expenses of the bank, broker-dealer or similar custodian shall be paid by the Company or allocated among the respective Participants in such manner as the Committee determines. A Participant or his or her legal representative may withdraw Common Stock from his or her custodial account at any time; however any withdrawal within 2 years of the first day of the Purchase Period and one year of the Purchase Date will be treated by the Company as a disqualifying disposition under the Code and be reported on the Participant's tax Form W-2.

12. WITHHOLDING TAXES

  In connection with the purchase of shares of Common Stock under this ESPP, the Company (a) shall not issue a certificate for such shares until it has received payment from the Participant of any required withholding tax in cash or by the retention or acceptance upon delivery thereof by the Participant of shares of Common Stock sufficient in Fair Market Value to cover the amount of such withholding tax and (b) shall have the right to retain or sell without notice, or to demand surrender of, shares of Common Stock in value sufficient to cover any withholding tax. The Company shall have the right to withhold from any payroll deductions made by the Participant under this ESPP an amount equal to any required withholding tax. In either case, the Company shall make payment (or reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such withholding tax, remitting any balance to the Participant. For purposes of this Section 12, the value of shares of Common Stock so retained or surrendered shall be equal to the Fair Market Value of such shares on the date that the amount of the withholding tax is to be determined (the "Tax Date"), and the value of shares of Common Stock so sold shall be the actual net sale price per share (after deduction of commissions) received by the Company.

  Notwithstanding the foregoing, the Participant may elect, subject to approval by the Committee, to satisfy the obligation to pay any withholding tax, in whole or in part, by providing the Company with funds sufficient to enable the Company to pay such withholding tax or by having the Company retain or accept upon delivery thereof by the Participant shares of Common Stock sufficient in Fair Market Value to cover the amount of such withholding tax. Each election by a Participant to have shares retained or to deliver shares for this purpose must be in writing and made on or prior to the Tax Date.

13. TRANSFERABILITY

  A Participant's rights under this ESPP, including rights to accumulated payroll deductions, may not be pledged, assigned, encumbered or otherwise transferred for any reason other than by will or the laws of descent and distribution. Any such attempt will be treated as an election by the Participant to withdraw from this ESPP.

14. TERMINATING EVENTS

  Upon (a) the dissolution or liquidation of the Company, (b) a merger or other reorganization of the Company with one or more corporations as a result of which the Company will not be a surviving corporation, (c) the sale of all or substantially all of the assets of the Company or a material division of the Company, (d) a sale or other transfer, pursuant to a tender offer or otherwise, of more than fifty percent (50%) of the then outstanding shares of Common Stock of the Company, (e) an acquisition by the Company resulting in an extraordinary expansion of the Company's business or the addition of a material new line of business, or (f) any exchange that is subject to this
Section 14 in accordance with the provisions of Article 15 (any of such events is herein referred to as a "Terminating Event"), the Committee may but shall not be required to:

    (a) make provision for the continuation of the Participants' rights under this ESPP on such terms and conditions as the Committee determines to be appropriate and equitable, including where applicable, but not limited to, an arrangement for the substitution on an equitable basis, for each share of Common Stock that could otherwise be purchased at the end of the Purchase Period in progress at the time of the Terminating Event, of any consideration payable with respect to each then outstanding share of Common Stock in connection with the Terminating Event; or

    (b) terminate all rights of Participants under the ESPP for such Payment Period and --

      (i) return to the Participants all of their payroll deductions for such Payment Period; and

      (ii) for each share of Common Stock, if any, that could otherwise be purchased under the ESPP by a Participant at the end of such Purchase Period (determined by assuming that payroll deductions at the rate elected by the Participant were continued to the end of the Purchase Period and used to purchase shares based on the Fair Market Value of the Common Stock on the first day of the Purchase Period) and with respect to which (A) the purchase price at which such share could be purchased (determined with reference only to the Fair Market Value of the Common Stock on the first day of the Purchase Period) is exceeded by (B) the Fair Market Value on the date of the Terminating Event of a share of Common Stock, as determined by the Committee, pay to the Participant an amount equal to such excess.

  The Committee shall make all determinations necessary or advisable in connection with Terminating Events, and its determinations shall, in the absence of fraud or patent mistake, be conclusive and binding on all persons with any interest in the ESPP.

15. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

  In the event of any changes in the outstanding stock of the Company by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to stockholders other than cash dividends, the Committee shall make such adjustments, if any, in light of the change or distribution as the Committee in its sole discretion shall determine to be appropriate in the number and class of shares and the purchase prices of the Common Stock which may be purchased by Participants during the current Purchase Period. In the event of any such change in the outstanding Common Stock of the Company, the aggregate number and class of shares available under this ESPP and the maximum number of shares which may be purchased and their purchase price shall be appropriately adjusted by the Committee.

  Upon the happening of an event specified in this Section 15, the class and aggregate number of shares available under this ESPP, as set forth in Section 5 shall be appropriately adjusted to reflect the event. Notwithstanding the foregoing, such adjustments shall be made only to the extent that the Committee, based on advice of counsel for the Company, determines that such adjustments will not constitute a change requiring shareholder approval under 423(b)(2) of the Code.

16. TERMINATION OF EMPLOYEE'S RIGHTS

  Subject to the provisions of the next paragraph, a Participant's rights under this ESPP will terminate if he or she for any reason (including death, disability or voluntary or involuntary termination of employment) ceases to be an employee of the Company or one of its subsidiaries. To the extent that the rights of a Participant terminate in accordance with this Section 16, any of the Participant's accrued payroll deductions will be promptly returned to the Participant or his or her personal representative.

  This ESPP does not, directly or indirectly, create any right for the benefit of any employee or class of employees to preferentially purchase any Common Stock under the ESPP, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

17. TERMINATION AND AMENDMENTS TO ESPP

  This ESPP may be terminated at any time by the Committee but, except as provided in Section 14, such termination shall not affect the rights of Participants under the ESPP for the Purchase Period in progress at the time of termination. This ESPP will terminate in any case when all or substantially all of the unissued shares of Common Stock reserved for the purposes of the ESPP have been purchased. If at any time shares of Common Stock reserved for the purpose of the ESPP remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among Participants in proportion to the respective amounts of their accumulated payroll deductions, and the ESPP shall terminate. Upon such termination or any other termination of the ESPP, all payroll deductions not used to purchase shares of Common Stock will be refunded to the Participants entitled thereto.

  This ESPP may be terminated, modified or amended by the shareholders of the Company. The Board of Directors of the Company may also terminate this ESPP, or modify or amend the ESPP in such respects as it shall deem advisable in order to conform to any change in any law or regulation applicable thereto, or in other respects; however, to the extent required by applicable law or regulation, shareholder approval will be required for any amendment which will
(a) increase the total number of shares which may be issued under the ESPP,
(b) change the class of persons eligible to purchase Common Stock under the ESPP, (c) materially increase the benefits accruing to Participants under the ESPP, or (d) otherwise require shareholder approval under any applicable law or regulation.

18. INFORMATION TO PARTICIPANTS

  A Participant in this ESPP shall not have any rights as a shareholder of the Company on account of shares of Common Stock that may be purchased under the ESPP prior to the time such shares are actually purchased by and issued to the Participant. Notwithstanding the foregoing, the Company shall deliver to each Participant under this ESPP who does not otherwise receive such materials (a) a copy of the Company's annual financial statements, together with management's discussion and analysis of financial condition and results of operations for the fiscal year, and (b) a copy of all reports, proxy statements and other communications distributed to the Company's security holders generally.

19. APPROVAL OF SHAREHOLDERS

  This ESPP shall be effective January 1, 1997, subject to approval by the holders of a majority of the shares of the Company present or represented by proxy at the first annual meeting of the shareholders of the Company held after the date on which the ESPP is adopted by the Board of the Company. This ESPP shall also be subject to approval by the shareholders of the Company in a manner that complies with Section 423(b)(2) of the Code. If such approvals do not occur prior to the end of the first Purchase Period under the ESPP, this ESPP and all rights of Participants under the ESPP shall terminate, and all payroll deductions of Participants accumulated under the ESPP will be promptly returned to the Participants.

--------------------------------------------------------------------------------
P R O X Y

                     ADVANCED TECHNOLOGY LABORATORIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints DENNIS C. FILL, KIRBY L. CRAMER and HARRY WOOLF, Ph.D., or any one of them, Proxies with full power of substitution, to vote the shares of Advanced Technology Laboratories, Inc. which the undersigned is enti-tled to vote at the Annual General Meeting of Shareholders of Advanced Technol-ogy Laboratories, Inc., to be held on Wednesday, May 7, 1997, at 9:00 a.m. at the Four Seasons Olympic Hotel, 411 University Street, Seattle Washington, and at any adjournment thereof, on the matters set forth on the reverse side.

THE MATTERS TO BE VOTED UPON, THE INSTRUCTIONS AND A SPACE FOR YOUR VOTE AND SIGNATURE ARE SET FORTH ON THE REVERSE SIDE.

If this Proxy relates to shares held for the undersigned in the Advanced Tech-nology Laboratories, Inc. Incentive Savings and Stock Ownership Plan or the SpaceLabs Medical, Inc. Incentive Savings and Stock Ownership Plan, then when properly executed, it shall constitute instructions to the plan's trustees to vote in the manner directed herein.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES
(SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT
VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                     SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Please mark your votes as in this example. [X]
                                                                            9868
                                                                            ----

THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S); IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXIES UPON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.
--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3:
--------------------------------------------------------------------------------

1. Election of Directors

         FOR      WITHHELD
         [_]        [_]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

Nominees: Kirby L. Cramer, Harvey Feigenbaum, Dennis C. Fill, Eugene A. Larson,
          Ernest Mario, John R. Miller, Phillip M. Nudelman and Harry Woolf.

2. ADOPTION OF ESPP. Approve the adoption of the Employee Stock Purchase Plan and reserve for purchase 300,000 shares.

         FOR        AGAINST       ABSTAIN
         [_]          [_]           [_]

3. RATIFICATION OF AUDITORS. Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the year ending December 31, 1997.

         FOR        AGAINST       ABSTAIN
         [_]          [_]           [_]


SIGNATURE(S) _____________________________________  DATE ______________________
Please date and sign your name(s) exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears hereon.

Second signature is required if stock jointly held.
--------------------------------------------------------------------------------